EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2021 SECOND-QUARTER RESULTS

Reinstates Full Dividend on Solid Results and Strong Outlook for Second Half of FY 21

MONROE, Mich., November 17, 2020--La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today reported strong operating results for the fiscal 2021 second quarter ended October 24, 2020.

Fiscal 2021 second quarter versus Fiscal 2020 second quarter:

•Consolidated sales increased 2.7% to $459.1 million
•Written same-store sales for the entire La-Z-Boy Furniture Galleries® network increased 34%
•Consolidated operating income:
◦GAAP: $47.9 million versus $29.6 million, an increase of 62%
◦Non-GAAP(1): $51.2 million versus $33.7 million, an increase of 52%
•Consolidated operating margin:
◦GAAP: 10.4% versus 6.6%
◦Non-GAAP(1): 11.1% versus 7.5%
▪Wholesale(2): 12.2% versus 10.6%
▪Retail: 9.4% versus 5.8%
•Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):
◦GAAP: $0.75 versus $0.48
◦Non-GAAP(1): $0.82 versus $0.52
•Strong cash generation, with fiscal year-to-date cash from operating activities of $195.7 million
•Cash(3) was $353.4 million at quarter end after full repayment of $50 million outstanding balance on credit line

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, "Demand across all La-Z-Boy Incorporated businesses is at record levels as consumers continue to allocate more discretionary spending to home furnishings. Orders are fueling an unprecedented backlog and our supply chain team is doing a great job to continually increase weekly production to service customers and drive increased delivered sales. For the quarter, we produced a double-digit consolidated operating margin, with all operating companies posting excellent results, including Joybird which turned a profit for the first time. With the well-known and trusted La-Z-Boy brand clearly resonating with consumers during these uncertain times, solid cash generation, a robust balance sheet, and prudent expense management, we are confident we will continue to adeptly navigate the challenging COVID-19 landscape while we remain focused on providing a safe environment for employees and customers."

Consolidated sales in the second quarter of fiscal 2021 increased 2.7% to $459.1 million, with strong demand across all operating companies. Consolidated GAAP operating margin increased to 10.4% from 6.6% in the prior-year quarter. Non-GAAP(1) operating margin improved to 11.1% versus 7.5% in last year’s second quarter, driven by an increase in delivered sales and decreased spending.

For the entire La-Z-Boy Furniture Galleries® network, written same-store sales increased 34% for the fiscal 2021 second quarter compared with the same period last year.

For the quarter, delivered sales in the company’s Wholesale(2) segment decreased 2% to $343.0 million. A significant increase in demand has led to a record-level backlog. The company continues to increase manufacturing production capacity to meet demand, but a temporary supply shortage of polyurethane foam led to lower unit volume. Non-GAAP(1) operating margin for the Wholesale(2) segment was 12.2% versus 10.6% for the prior-year period, reflecting tight cost controls and a lower marketing spend.

With the demand acceleration outpacing production acceleration, the company continued to increase weekly production levels and took the following actions to improve capacity moving forward:

•Added additional manufacturing cells at its U.S.-based upholstery manufacturing facilities as well as additional weekend shifts
•Temporarily re-activated a portion of its Newton, Mississippi assembly plant
•Added manufacturing cells at its Cut-and-Sew Center in Mexico
•Leased a 200,000 square-foot upholstery plant south of Yuma, Arizona, in San Luis Rio Colorado, Mexico, which is expected to start production in December with full ramp up extending over the first half of the new calendar year

Darrow stated, "In this stronger-than-expected demand environment, our supply chain team is demonstrating agility and flexibility to significantly increase production capacity on both an opportunistic and permanent basis. As part of our longer-term strategic plan, we have been considering alternatives to most efficiently serve the western portion of North America, and we are excited to take this first step with our new facility in Mexico."

The Retail segment delivered sales increased 9.3% to $162.3 million in the second quarter of fiscal 2021. Written same-store sales for the company-owned La-Z-Boy Furniture Galleries® stores increased 36% in the quarter, reflecting strong traffic trends and demand as well as continued excellent execution at the store level, including an increase in conversion and average ticket driven by increased units and design sales. Delivered sales for the core base of 150 stores increased 6.3%. Non-GAAP(1) operating margin for the Retail segment increased to 9.4% versus 5.8% in last year’s second quarter, as a result of fixed-cost leverage on the higher delivered sales volume and lower spending on advertising and other expenses, including travel.

During the second quarter, the company closed on the acquisition of six Seattle-based La-Z-Boy Furniture Galleries® stores with approximately $30 million in annual retail volume in calendar 2019, and one warehouse. As the company is already recording a portion of the Seattle-based store volume in its Wholesale segment, the acquisition of the six stores is expected to contribute approximately $15 million of additional sales annually to the company on a consolidated basis, based on their calendar 2019 sales. For the second quarter, the Seattle stores added $3.5 million of sales to the Retail segment.

Within Corporate & Other, Joybird delivered its first profitable quarter on a sales increase of 42% to $29.4 million. For the period, Joybird improved its gross margin significantly and lowered advertising and other expenses. Written sales increased 25% compared with the prior-year quarter, reflecting ongoing strong order trends. Darrow noted, "We are encouraged by Joybird's performance for the quarter and optimistic about its trajectory for accelerated growth. We will continue to balance investments in top-line growth with bottom-line performance."

GAAP diluted EPS was $0.75 for the fiscal 2021 second quarter versus $0.48 in the prior-year quarter. Non-GAAP(1) diluted EPS was $0.82 versus $0.52 in last year’s second quarter.

Balance Sheet and Cash Flow

Year to date, the company generated $196 million in cash from operating activities, reflecting strong profit performance and a $100 million increase in customer deposits from written orders for the company's Retail segment and Joybird. La-Z-Boy ended the period with $353 million in cash(3), compared with $120 million in cash(3) at the end of the fiscal 2020 second quarter. The company holds $27 million in investments to enhance returns on cash versus $33 million at the end of last year's period. Year to date, the company invested $8 million in acquisitions, $15 million in the business through capital expenditures, and paid $3 million in dividends. During the quarter, the company used $50 million of cash to fully repay its credit line, ending the quarter with no borrowings outstanding.

Dividend

On November 17, 2020, the Board of Directors declared a quarterly cash dividend on the company's common stock of $0.14 per share. This returns the dividend to the full quarterly amount paid prior to the company's suspension of dividends as part of its COVID-19 Action Plan. The dividend is payable December 15, 2020, to shareholders of record as of December 2, 2020.

Business Outlook

Darrow concluded, "Although there is extreme uncertainty with respect to the pandemic, including the risk of COVID-19-related shutdowns affecting operations moving forward as well as risk of ongoing disruption within the global supply chain, such as the polyurethane foam issue, we are optimistic the company will deliver strong results in the second half of fiscal 2021. The strength of our brands and vast distribution network are driving strong written order trends across our entire business, translating to a significant increase in backlog. In addition, our supply chain team is making great progress to increase capacity so that we can shorten delivery times and service our customers with high-quality products. With the initiatives already underway, we expect to continue to significantly increase production capacity throughout the balance of the fiscal year."

Due to the unusual business trends driven by the pandemic, La-Z-Boy is providing perspective for the remainder of the year. The company does not intend to provide this level of forward-looking perspective regularly.

Provided there are no COVID-19-related shutdowns or other unexpected external disruptions impacting the company's operations, including global supply chain issues, such as with polyurethane foam, and taking all planned actions into account, La-Z-Boy expects consolidated sales growth in the third quarter of flat to 4% above the prior year's all-time record-high third quarter. Further, accounting for continued growth and the effects of the month-long pandemic shutdown in the prior-year fourth quarter base period, the company anticipates fiscal 2021 fourth-quarter sales growth of 40% to 45% versus the prior-year quarter.

Presuming these sales trends sustain, the company expects to deliver a historically high consolidated operating margin of approximately 9% to 11% for the balance of the year. Included in these margin expectations is the anticipation that Joybird will sustain profitable operations.

(1)Non-GAAP amounts for the second quarter of fiscal 2021 exclude:
•pre-tax purchase accounting charges related to acquisitions totaling $3.0 million, or $0.06 per diluted share, primarily due to a write-up of the Joybird contingent consideration liability based on forecasted future performance, with $2.9 million included in operating income and $0.1 million included in interest expense
•a pre-tax charge of $0.3 million, or $0.01 per diluted share, related to the company’s business realignment, announced in June 2020, which included a 10% reduction in the company's global workforce and the closure of its Newton, Mississippi upholstery manufacturing facility

Non-GAAP amounts for the second quarter of fiscal 2020 exclude:
•pre-tax purchase accounting charges of $1.6 million, or $0.03 per diluted share, with $1.4 million included in operating income and $0.2 million included in interest expense
•a pre-tax charge of $2.8 million, or $0.04 per diluted share, related to the company's supply chain optimization initiative, including the closure of the company's Redlands, California upholstery manufacturing facility and relocation of its Newton, Mississippi leather cut-and-sew operations
•pre-tax income of $1.9 million, or $0.03 per diluted share, related to the 2019 termination of the company's defined benefit pension plan.

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating the Non-GAAP measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)Wholesale segment: Effective in the first quarter of fiscal 2021, in order to better align with the manner in which we view and manage the business, coupled with economic and customer channel similarities, the company revised its reportable operating segments by aggregating the former Upholstery segment with the former Casegoods segment to form the newly combined Wholesale segment. The change in reportable operating segments reflects how the company evaluates financial information used to make operating decisions. Prior-period results disclosed in this earnings release with respect to the Wholesale segment have been revised to reflect these changes.

(3)Cash includes cash, cash equivalents and restricted cash.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 18, 2020, at 8:30 a.m. eastern time. The toll-free dial-in number is 844.602.0380; international callers may use 862.298.0970.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 38471. The webcast replay will be available for one year.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, business, and industry and the effect of the novel coronavirus (“COVID-19”) pandemic on our business operations and financial results.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control, such as the continuing and developing impact of, and uncertainty caused by, the COVID-19 pandemic. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our fiscal 2020 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Wholesale segment includes England, La-Z-Boy, American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 159 of the 355 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 355 stand-alone La-Z-Boy Furniture Galleries® stores and 561 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, which may exclude, as applicable, business realignment charges, purchase accounting charges, charges for our supply chain optimization initiative, and impacts from terminating the company's defined benefit pension plan. The business realignment charges include severance costs, asset impairment costs, and costs to relocate equipment and inventory related to organizational changes we undertook as a result of our COVID-19 Action Plan. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure, relocation and sale of certain manufacturing operations. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, business realignment charges and the charges related to the company’s supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle.

Management also excludes impacts from the termination of the company's defined benefit pension plan when assessing the company's operating and financial performance due to the one-time nature of the transaction. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

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LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share data)	10/24/20	10/26/19	10/24/20	10/26/19
Sales	$459,120	$447,212	$744,578	$860,845
Cost of sales	258,565	264,823	427,660	510,744
Gross profit	200,555	182,389	316,918	350,101
Selling, general and administrative expense	152,616	152,788	264,654	297,078
Operating income	47,939	29,601	52,264	53,023
Interest expense	(346)	(308)	(805)	(626)
Interest income	123	522	617	1,249
Other income (expense), net	(11)	1,368	1,463	608
Income before income taxes	47,705	31,183	53,539	54,254
Income tax expense	12,401	8,279	13,556	13,362
Net income	35,304	22,904	39,983	40,892
Net income attributable to noncontrolling interests	(369)	(311)	(250)	(230)
Net income attributable to La-Z-Boy Incorporated	$34,935	$22,593	$39,733	$40,662

Basic weighted average common shares	46,023	46,551	45,966	46,686
Basic net income attributable to La-Z-Boy Incorporated per share	$0.76	$0.48	$0.86	$0.87

Diluted weighted average common shares	46,323	46,879	46,167	47,010
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.75	$0.48	$0.86	$0.86

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	10/24/20	4/25/20
Current assets
Cash and equivalents	$350,949	$261,553
Restricted cash	2,478	1,975
Receivables, net of allowance of $5,890 at 10/24/20 and $7,541 at 4/25/20	128,324	99,351
Inventories, net	188,652	181,643
Other current assets	125,999	81,804
Total current assets	796,402	626,326
Property, plant and equipment, net	211,688	214,767
Goodwill	174,834	161,017
Other intangible assets, net	30,647	28,653
Deferred income taxes – long-term	18,990	20,839
Right of use lease assets	341,765	318,647
Other long-term assets, net	76,017	64,640
Total assets	$1,650,343	$1,434,889

Current liabilities
Accounts payable	$89,260	$55,511
Short-term borrowings	—	75,000
Lease liabilities, current	65,758	64,376
Accrued expenses and other current liabilities	335,294	155,282
Total current liabilities	490,312	350,169
Lease liabilities, long-term	294,601	270,162
Other long-term liabilities	110,781	98,252
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 46,113 outstanding at 10/24/20 and 45,857 outstanding at 4/25/20	46,113	45,857
Capital in excess of par value	326,182	318,215
Retained earnings	378,438	343,633
Accumulated other comprehensive loss	(3,957)	(6,952)
Total La-Z-Boy Incorporated shareholders' equity	746,776	700,753
Noncontrolling interests	7,873	15,553
Total equity	754,649	716,306
Total liabilities and equity	$1,650,343	$1,434,889

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
(Unaudited, amounts in thousands)	10/24/20	10/26/19
Cash flows from operating activities
Net income	$39,983	$40,892
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal of assets	140	(283)
Gain on sale of investments	(284)	(99)
Change in deferred taxes	1,849	273
Provision for doubtful accounts	(1,568)	350
Depreciation and amortization	16,351	14,936
Equity-based compensation expense	6,167	4,707
Change in receivables	(28,949)	(12,722)
Change in inventories	(3,511)	(7,645)
Change in right-of use lease asset	35,137	32,323
Change in other assets	(1,926)	(4,088)
Change in payables	33,236	3,854
Change in lease liabilities	(32,422)	(32,665)
Change in other liabilities	131,507	13,869
Net cash provided by operating activities	195,710	53,702

Cash flows from investing activities
Proceeds from disposals of assets	21	88
Proceeds from insurance	—	1,018
Capital expenditures	(15,442)	(22,949)
Purchases of investments	(17,649)	(17,798)
Proceeds from sales of investments	19,470	13,171
Acquisitions	(7,783)	(5,875)
Net cash used for investing activities	(21,383)	(32,345)

Cash flows from financing activities
Payments on debt and finance lease liabilities	(75,013)	(95)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	364	571
Purchases of common stock	—	(23,167)
Dividends paid to shareholders	(3,216)	(12,151)
Dividends paid to minority interest joint venture partners (1)	(8,507)	—
Net cash used for financing activities	(86,372)	(34,842)

Effect of exchange rate changes on cash and equivalents	1,944	1,239
Change in cash, cash equivalents and restricted cash	89,899	(12,246)
Cash, cash equivalents and restricted cash at beginning of period	263,528	131,787
Cash, cash equivalents and restricted cash at end of period	$353,427	$119,541

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$3,769	$5,805
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands)	10/24/20	10/26/19	10/24/20	10/26/19
Sales
Wholesale segment:
Sales to external customers	$266,189	$277,221	$445,944	$529,994
Intersegment sales	76,827	73,024	120,645	140,802
Wholesale segment sales	343,016	350,245	566,589	670,796

Retail segment sales	162,275	148,404	253,412	291,400

Corporate and Other:
Sales to external customers	30,656	21,587	45,222	39,451
Intersegment sales	3,061	2,724	5,236	5,412
Corporate and Other sales	33,717	24,311	50,458	44,863

Eliminations	(79,888)	(75,748)	(125,881)	(146,214)
Consolidated sales	$459,120	$447,212	$744,578	$860,845

Operating Income (Loss)
Wholesale segment	$41,683	$34,285	$59,623	$63,149
Retail segment	15,093	8,412	8,466	16,889
Corporate and Other	(8,837)	(13,096)	(15,825)	(27,015)
Consolidated operating income	$47,939	$29,601	$52,264	$53,023

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	10/24/20	10/26/19	10/24/20	10/26/19
GAAP gross profit	$200,555	$182,389	$316,918	$350,101
Add back: Purchase accounting charges - incremental expense upon the sale of inventory acquired at fair value	133	198	430	315
Add back: Business realignment charges	235	—	1,305	—
Add back: Supply chain optimization initiative	—	2,754	(50)	4,262
Non-GAAP gross profit	$200,923	$185,341	$318,603	$354,678

GAAP SG&A	$152,616	$152,788	$264,654	$297,078
Less: Purchase accounting charges - adjustment to fair value of contingent consideration and amortization of intangible assets and retention agreements	(2,756)	(1,191)	(3,478)	(2,383)
Less: Business realignment charges	(108)	—	(2,580)	—
Non-GAAP SG&A	$149,752	$151,597	$258,596	$294,695

GAAP operating income	$47,939	$29,601	$52,264	$53,023
Add back: Purchase accounting charges	2,889	1,389	3,908	2,698
Add back: Business realignment charges	343	—	3,885	—
Add back: Supply chain optimization initiative	—	2,754	(50)	4,262
Non-GAAP operating income	$51,171	$33,744	$60,007	$59,983

GAAP income before income taxes	$47,705	$31,183	$53,539	$54,254
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	3,018	1,555	4,207	3,057
Add back: Business realignment charges	343	—	3,885	—
Add back: Supply chain optimization initiative	—	2,754	(50)	4,262
Less: Pension termination refund	—	(1,900)	—	(1,900)
Non-GAAP income before income taxes	$51,066	$33,592	$61,581	$59,673

GAAP net income attributable to La-Z-Boy Incorporated	$34,935	$22,593	$39,733	$40,662
Add back: Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	3,018	1,555	4,207	3,057
Less: Tax effect of purchase accounting	(128)	(413)	(413)	(753)
Add back: Business realignment charges	343	—	3,885	—
Less: Tax effect of business realignment charges	(85)	—	(940)	—
Add back: Supply chain optimization initiative	—	2,754	(50)	4,262
Less: Tax effect of supply chain optimization initiative	—	(731)	12	(1,050)
Less: Pension termination refund	—	(1,900)	—	(1,900)
Add back: Tax effect of pension termination refund	—	504	—	468
Non-GAAP net income attributable to La-Z-Boy Incorporated	$38,083	$24,362	$46,434	$44,746

GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.75	$0.48	$0.86	$0.86
Add back: Purchase accounting charges, net of tax, per share	0.06	0.03	0.08	0.05
Add back: Business realignment charges, net of tax, per share	0.01	—	0.07	—
Add back: Supply chain optimization initiative, net of tax, per share	—	0.04	—	0.07
Less: Pension termination refund, net of tax, per share	—	(0.03)	—	(0.03)
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share	$0.82	$0.52	$1.01	$0.95

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Six Months Ended
(Amounts in thousands)	10/24/20	% of sales	10/26/19	% of sales	10/24/20	% of sales	10/26/19	% of sales
GAAP operating income (loss)
Wholesale segment	$41,683	12.2%	$34,285	9.8%	$59,623	10.5%	$63,149	9.4%
Retail segment	15,093	9.3%	8,412	5.7%	8,466	3.3%	16,889	5.8%
Corporate and Other	(8,837)	N/M	(13,096)	N/M	(15,825)	N/M	(27,015)	N/M
Consolidated GAAP operating income	$47,939	10.4%	$29,601	6.6%	$52,264	7.0%	$53,023	6.2%

Non-GAAP items affecting operating income
Wholesale segment	$226		$2,808		$3,230		$4,371
Retail segment	148		198		613		315
Corporate and Other	2,858		1,137		3,900		2,274
Consolidated Non-GAAP items affecting operating income	$3,232		$4,143		$7,743		$6,960

Non-GAAP operating income (loss)
Wholesale segment	$41,909	12.2%	$37,093	10.6%	$62,853	11.1%	$67,520	10.1%
Retail segment	15,241	9.4%	8,610	5.8%	9,079	3.6%	17,204	5.9%
Corporate and Other	(5,979)	N/M	(11,959)	N/M	(11,925)	N/M	(24,741)	N/M
Consolidated Non-GAAP operating income	$51,171	11.1%	$33,744	7.5%	$60,007	8.1%	$59,983	7.0%

N/M - Not Meaningful